Exhibit 99.1

DOLLAR TREE STORES, INC.
REPORTS THIRD QUARTER NET EARNINGS PER DILUTED SHARE OF $0.38

CHESAPEAKE, Va. – November 28, 2007 – Dollar Tree Stores, Inc. (NASDAQ: DLTR), the nation's leading operator of single-price point dollar stores, reported net earnings per diluted share of $0.38, for the fiscal third quarter ended November 3, 2007, an increase of nearly 19% over the prior year.  As previously reported, sales for the quarter were $997.8 million, a 9.6% increase from $910.4 million, for the same period, last year.  Comparable store sales increased 1.9% for the quarter.

“I am pleased with Dollar Tree’s growth in sales and earnings, and especially the improvement in gross margin during the quarter,” said President and CEO Bob Sasser.  “Our seasonal business was strong as our stores continue to create merchandise excitement, and both traffic and average ticket increased.”

“Consumers today are faced with high energy prices, an uncertain economy and a real need to stretch their dollar.  In light of this potential flight to value, Dollar Tree is more relevant than ever.  Our stores are ready and well-positioned to deliver extreme value during the Holiday selling season.”

For the third quarter, gross margin was 34.5%, compared to 33.8% in last year’s third quarter.  The improvement in rate was principally the result of higher merchandise margins and improved shrink performance relative to the same period one year ago.

Selling, general and administrative expenses, as a percentage of sales, were 28.4% in the third quarter of 2007, compared to 27.9% in the same quarter last year.  The increase in rate reflects the anniversary of the benefit to selling, general, and administrative expenses relating to payments received for early lease terminations in the same period, one year ago.

Operating margin in this year’s third quarter was 6.0%, versus 5.9% for the same period in 2006.  The tax rate for the quarter was 36.5%, compared to 35.8% for the third quarter last year.

During the third quarter of 2007, the Company repurchased over four million shares of its common stock, for approximately $163.1 million, which brings the year-to-date total to $378.4 million of funds used to repurchase 9.4 million shares of common stock.

The Company estimates sales for the fourth quarter of 2007 to be in the range of $1.31 billion - $1.35 billion.  Based upon this sales forecast, diluted earnings per share are estimated to be in the range of $0.99 to $1.06.

Full year sales are now forecasted to be in the range of $4.25 billion - $4.29 billion.  Full year diluted earnings per share are expected to be in the range of $2.06 - $2.13.

On Wednesday, November 28, 2007, the Company will host a conference call to discuss its earnings results at 9:00 a.m. EST.  The telephone number for the call is 800-811-8845.  A recorded version of the call will be available until midnight Tuesday, December 4, and may be accessed by dialing 888-203-1112, and the access code is 5940726.  International callers may dial 719-457-0820 and the access code is 5940726.  A webcast of the call will be accessible via Dollar Tree's website, www.DollarTree.com/medialist.cfm.

As of November 3, 2007, Dollar Tree operated 3,401 stores in 48 states.  During the third quarter, Dollar Tree opened 79 stores, closed 12 stores, and expanded or relocated 40 stores.  The Company’s retail selling square footage totaled approximately 28.2 million at November 3, 2007, an 8.9% increase compared to a year ago.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS:  This press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate.  For example, our forward-looking statements include statements regarding our expectations for fourth -quarter sales and earnings per share, as well as full year sales and earnings per share.  For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed April 4, 2007 and our Quarterly Report on Form 10-Q filed September 12, 2007.  In light of these risks and uncertainties, the future events, developments or results described by our forward-looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree Stores, Inc., Chesapeake
Timothy J. Reid
757-321-5284
www.DollarTree.com

DOLLAR TREE STORES, INC.
Condensed Consolidated Income Statements
(Dollars in millions, except per share data)

	Third Quarter ended		Nine Months ended
	Nov. 3,	Oct. 28,	Nov. 3,	Oct. 28,
	2007	2006	2007	2006

Net sales	$997.8	$910.4	$2,944.0	$2,650.5

Cost of sales	653.9	602.9	1,948.2	1,763.6

Gross profit	343.9	307.5	995.8	886.9
	34.5%	33.8%	33.8%	33.5%

Selling, general & administrative expenses	283.7	253.9	819.9	731.6
	28.4%	27.9%	27.8%	27.6%

Operating income	60.2	53.6	175.9	155.3
	6.0%	5.9%	6.0%	5.9%

Interest expense, net	3.7	3.0	6.9	5.8

Income before income taxes	56.5	50.6	169.0	149.5
	5.7%	5.6%	5.7%	5.6%

Income tax expense	20.6	18.1	62.4	55.1
Income tax rate	36.5%	35.8%	36.9%	36.9%

Net income	$35.9	$32.5	$106.6	$94.4
	3.6%	3.6%	3.6%	3.6%

Net earnings per share:
Basic	$0.38	$0.32	$1.09	$0.91
Weighted average number of shares	95.2	102.2	97.5	104.0

Diluted	$0.38	$0.32	$1.09	$0.90
Weighted average number of shares	95.7	102.8	98.1	104.5

DOLLAR TREE STORES, INC.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	Nov. 3,	Feb. 3,	Oct. 28,
	2007	2007	2006

Cash and cash equivalents	$30.0	$85.0	$58.1
Short-term investments	-	221.8	60.8
Merchandise inventories	801.0	605.0	793.8
Other current assets	63.1	56.1	24.6
Total current assets	894.1	967.9	937.3

Property and equipment, net	748.7	715.3	721.5
Intangibles, net	149.1	146.6	147.7
Other assets, net	76.0	52.4	44.5

Total assets	$1,867.9	$1,882.2	$1,851.0

Current portion of long-term debt	$18.5	$18.8	$18.8
Accounts payable	257.6	198.1	230.0
Other current liabilities	146.0	132.0	112.7
Income taxes payable	12.1	43.3	11.3
Total current liabilities	434.2	392.2	372.8

Long-term debt, excluding current portion	335.2	250.0	250.0
Other liabilities	113.7	72.3	69.6

Total liabilities	883.1	714.5	692.4

Shareholders' equity	984.8	1,167.7	1,158.6

Total liabilities and shareholders' equity	$1,867.9	$1,882.2	$1,851.0

STORE DATA:
Number of stores open at end of period	3,401	3,219	3,192
Total selling square footage (in millions)	28.2	26.3	25.9

DOLLAR TREE STORES, INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)

	Nine Months ended
	Nov. 3,	Oct. 28,
	2007	2006

Cash flows from operating activities:
Net income	$106.6	$94.4
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	117.9	113.7
Other non-cash adjustments	(5.7)	(12.4)
Changes in working capital	(137.7)	(105.0)
Total adjustments	(25.5)	(3.7)
Net cash provided by operating activities	81.1	90.7

Cash flows from investing activities:
Capital expenditures	(152.8)	(139.9)
Purchase of short-term investments	(875.3)	(535.9)
Proceeds from maturities of short-term investments	1,097.1	749.1
Purchase of Deals assets, net of cash acquired of $0.3	-	(54.1)
Other	(6.5)	(4.7)
Net cash provided by investing activities	62.5	14.5

Cash flows from financing activities:
Principal payments under long-term debt and
capital lease obligations	(0.5)	(0.5)
Borrowings from revolving credit facility	270.1	-
Repayments of revolving credit facility	(184.9)	-
Proceeds from stock issued pursuant to stock-based
compensation plans	70.3	32.2
Payments for share repurchases	(367.1)	(148.2)
Tax benefit of stock options exercised	13.5	3.6
Net cash used in financing activities	(198.6)	(112.9)
Net decrease in cash and cash equivalents	(55.0)	(7.7)
Cash and cash equivalents at beginning of period	85.0	65.8
Cash and cash equivalents at end of period	$30.0	$58.1

Return to Form 8K